Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

XTI Aerospace, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	18,031,466	$1.6825	$30,337,941.55	0.0001381	$4,189.67

Total Offering Amounts:							$30,337,941.55		4,189.67
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,189.67

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Offering Note(s)

(1)	All of the shares of Common Stock offered hereby are for the account of the selling stockholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.

Represents an aggregate of 18,031,466 shares of Common Stock, consisting of: (i) 1,721,980 shares of Common Stock that were issued in connection with the automatic conversion of all outstanding shares of Series 10 Convertible Preferred Stock, par value $0.001 per share (the “Series 10 Preferred Stock”), (ii) 15,307,735 shares of Common Stock that are issuable upon the exercise of a pre-funded warrant (the “Pre-Funded Warrant”) that was issued in lieu of Common Stock in connection with the automatic conversion of all outstanding shares of Series 10 Preferred Stock, (iii) 837,801 shares of Common Stock that are issuable upon the exercise of certain placement agent warrants, (iv) 153,955 shares of Common Stock that were issued to certain selling stockholders as compensation for financial advisory or consulting services pursuant to the terms of advisory and consulting agreements, and (v) 9,995 shares of Common Stock that were issued to certain selling stockholders pursuant to the the Agreement and Plan of Merger, dated as of July 24, 2023, by and among XTI Aerospace, Inc. (formerly known as Inpixon), Superfly Merger Sub Inc. and XTI Aircraft Company, as amended on December 30, 2023 and March 12, 2024.

The proposed maximum offering price per unit has been estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Capital Market on January 12, 2026, which date is a date within five business days of the filing of the registration statement for the registration of the securities listed in the table above.